Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Diodes Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.66 2/3 per share	(1)	7,000,000	$73.045	$511,315,000	0.0000927	$47,398.90
Total Offering Amounts					$511,315,000		$47,398.90
Total Fee Offsets					$-		$-
Net Fee Due							$47,398.90

(1)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Diodes Incorporated 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 20, 2022, a date within five business days of the date of this Registration Statement.